                                                                   EXHIBIT 10.9




                          LOAN AND SECURITY AGREEMENT

                                  dated as of


                               February 19, 1996


                                    BETWEEN


                    THE HUNTINGTON NATIONAL BANK, as Lender


                                      AND


                             McINNES STEEL COMPANY,
                        EBALLOY GLASS PRODUCTS COMPANY,
                      ERIE BRONZE & ALUMINUM COMPANY, AND
                   McINNES INTERNATIONAL, INC., as Borrowers
                                      AND
                            CENTRUM INDUSTRIES, INC.
                      MCINNES SERVICES, INC. as Guarantors




  Porter, Wright, Morris & Arthur
  41 South High Street
  Columbus, Ohio  43215
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

                               TABLE OF CONTENTS
1. Extensions of Credit    . . . . . . . . . . . . . . . . . . . .    5
   1.1  The Loans  . . . . . . . . . . . . . . . . . . . . . . . .    5
   1.2  Borrowing Base . . . . . . . . . . . . . . . . . . . . . .    5
   1.3  Letter of Credit . . . . . . . . . . . . . . . . . . . . .    6
   1.4  Pending Defaults . . . . . . . . . . . . . . . . . . . . .    6

2. Eligibility   . . . . . . . . . . . . . . . . . . . . . . . . .    6
   2.1 Eligible Accounts   . . . . . . . . . . . . . . . . . . . .    6
   2.2  Eligible Raw Materials Inventory . . . . . . . . . . . . .    7
   2.3  Eligible Material Content of WIP Inventory . . . . . . . .    7
   2.4  Eligible Inventory . . . . . . . . . . . . . . . . . . . .    7
   2.5  Eligible Equipment . . . . . . . . . . . . . . . . . . . .    8
   2.6  Reserves . . . . . . . . . . . . . . . . . . . . . . . . .    8

3. Terms and Uses of Loan. . . . . . . . . . . . . . . . . . . . .    8
   3.1 Interest Rates and Fees . . . . . . . . . . . . . . . . . .    8
   3.2  Terms and Advances . . . . . . . . . . . . . . . . . . . .    9
   3.3  Costs and Expenses . . . . . . . . . . . . . . . . . . . .    9
   3.4  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . .    9
   3.5  Early Termination Fee  . . . . . . . . . . . . . . . . . .    9
   3.6  The Guarantors and Guarantor Collateral  . . . . . . . . .   10
   3.7  Other Collateral Securing the Loans  . . . . . . . . . . .   10
   3.8  Increased Capital  . . . . . . . . . . . . . . . . . . . .   10

4. Security Agreement   . . . . . . . . . . . . . . . . . . . . . .  11
   4.1  Grant of Security Interest  . . . . . . . . . . . . . . . .  11
   4.2  Representations and Covenants Regarding the Collateral  . .  12
   4.3  Lockbox and Collection of Accounts  . . . . . . . . . . . .  12
   4.4  Cash Collection Account  . . . . . .  . . . . . . . . . . .  13
   4.5  Application of Proceeds from Collection of Accounts; Setoff;
        Government Accounts; Perfection; Lien Notation  . . . . . .  13
   4.6  Collateral Insurance  . . . . . . . . . . . . . . . . . . .  14
   4.7  Books and Records   . . . . . . . . . . . . . . . . . . . .  14
   4.8  Collateral Administration and Warranties Regarding the
        Inventory and the Accounts   . . . . . . . .  . . . . . . .  14
   4.9  Preservation and Disposition of Collateral  . . . . . . . .  15
   4.10 Extensions and Compromises  . . . . . . . . . . . . . . . .  16
   4.11 Financing Statements .  . . . . . . . . . . . . . . . . . .  16
   4.12 Bank's Appointment as Attorney-in-Fact  . . . . . . . . . .  16
   4.13 Remedies on Default   . . . . . . . . . . . . . . . . . . .  17

5. Warranties and Representations   . . . . . . . . . . . . . . . .  18
   5.1 Corporate Organization and Authority . . . . . . . . . . . .  18
   5.2  Borrowing is Legal and Authorized   . . . . . . . . . . . .  18

  5.3  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  5.4  Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  5.5  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . 19
  5.6  Financial Statements; Full Disclosure  . . . . . . . . . . . . . . . . 19
  5.7  Financial Projections  . . . . . . . . . . . . . . . . . . . . . . . . 19
  5.8  Litigation; Adverse Effects  . . . . . . . . . . . . . . . . . . . . . 19
  5.9  No Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  5.10 Government Consent . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  5.11 Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . 20
  5.12 No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  5.13 ERISA Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  5.14 Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  5.15 Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . 22
  5.16 Warranties and Representations . . . . . . . . . . . . . . . . . . . . 23

6. Borrower Business Covenants  . . . . . . . . . . . . . . . . . . . . . . . 23
   6.1  Payment of Taxes and Claims   . . . . . . . . . . . . . . . . . . . . 23
   6.2  Maintenance of Properties and Corporate Existence   . . . . . . . . . 24
   6.3  Sale of Assets, Merger, Subsidiaries, Tradenames and Conduct
        of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   6.4  Negative Pledge  . . . . . . . . .  . . . . . . . . . . . . . . . . . 25
   6.5  Other Borrowings and Contingent Liabilities  .  . . . . . . . . . . . 25
   6.6  Sale of Accounts; No Consignment  . . . . . . . . . . . . . . . . . . 25
   6.7  Minimum Security  . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   6.8  Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   6.9  Acquisition of Capital Stock  . . . . . . . . . . . . . . . . . . . . 26
   6.10 Trade Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . 26
   6.11 Compensation of Officers and Affiliated Persons   . . . . . . . . . . 26
   6.12 Cash Dividends and Other Distributions  . . . . . . . . . . . . . . . 26
   6.13 Transactions With Affiliates . . . . . . . . . . . .  . . . . . . . . 26
   6.14 Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . 27
   6.15 Ratio of Total Liabilities to Tangible Net Worth  . . . . . . . . . . 27
   6.16 Fixed Charge Coverage Ratio   . . . . . . . . . . . . . . . . . . . . 28
   6.17 Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . 29
   6.18 Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . 29
   6.19 Operating Lease Rentals   . . . . . . . . . . . . . . . . . . . . . . 29
   6.20 Environmental Compliance and Indemnification  . . . . . . . . . . . . 29
   6.21 Maintenance of Accounts   . . . . . . . . . . . . . . . . . . . . . . 30
   6.22 Accounts Payable Turnover Days  . . . . . . . . . . . . . . . . . . . 30
   6.23 Accounts Receivable Turnover Days . . . . . . . . . . . . . . . . . . 30
   6.24 Inventory Turnover Days   . . . . . . . . . . . . . . . . . . . . . . 30
   6.25 Expense Reduction   . . . . . . . . . . . . . . . . . . . . . . . . . 30

7. Financial Information and Reporting  . . . . . . . . . . . . . . . . . . . 30

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
8. Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
   8.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . 33
   8.2  Default Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

9. Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   9.1  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   9.2  Access to Accountants   . . . . . . . . . . . . . . . . . . . . . . . . 35
   9.3  Reproduction of Documents   . . . . . . . . . . . . . . . . . . . . . . 35
   9.4  Survival; Successors and Assigns  . . . . . . . . . . . . . . . . . . . 35
   9.5  Amendment and Waiver, Duplicate Originals   . . . . . . . . . . . . . . 36
   9.6  Uniform Commercial Code and Generally Accepted Accounting Principles. . 36
   9.7  Enforceability and Governing Law  . . . . . . . . . . . . . . . . . . . 36
   9.8  Waiver of Right to Trial by Jury  . . . . . . . . . . . . . . . . . . . 37
   9.9  Advertising  . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . 37
   9.10 No Consequential Damages  . . . . . . . . . . . . . . . . . . . . . . . 37
   9.11 Conditions Precedent to the Loans   . . . . . . . . . . . . . . . . . . 37
   9.12 Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   9.13 Conditions Precedent to Subsequent Money Advances   . . . . . . . . . . 38

10.     Index of Definitions   . . . . . . . . . . . . . . . . . . . . . . . .  39


Exhibits

Exhibit A- 1 -Revolving Note
Exhibit A-2 - Term Note
Exhibit A- 3 - Letter of Credit Reimbursement Agreement
Exhibit B - Schedule of Permitted Encumbrances
Exhibit C - Schedule of Business Locations
Exhibit D - Conditions Precedent to Initial Disbursement

Schedule 2.5 - Levy Equipment Appraisal and Valuation Letter
Schedule 5.3 - Tax Disclosure
Schedule 5.4 - Capital Structure
Schedule 5.8 - Litigation Disclosure
Schedule 5.13 - ERISA Disclosure
Schedule 5.14 - Labor Disclosure
Schedule 5.15 - Environmental Disclosure
Schedule 6.3 - Schedule of Tradenames
Schedule 6.5 - Permitted Borrowings of Borrowers and Guarantors
Schedule 6.11 - Compensation Schedule
Schedule 6.19 - Operating Lease Schedule
Schedule 6.20 - Environmental Compliance
Schedule 6.21 - Schedule of Payroll Accounts
Schedule 8.1 (i) - Individual Noteholders

                          LOAN AND SECURITY AGREEMENT

  This agreement (this "Agreement") is entered into at Columbus, Ohio, between and among The Huntington National Bank (the "Bank") as lender, McInnes Steel Company ("MSC"), Eballoy Glass Products Company ("Eballoy"), Erie Bronze & Aluminum Company ("EBA"), and McInnes International, Inc., as borrowers (the foregoing shall be referred to herein collectively as "Borrowers" and separately as a "Borrower"), and Centrum Industries, Inc. ("Centrum") and McInnes Services, Inc. ("MSI"), as guarantors (collectively the "Guarantors" and separately a "Guarantor") as of the 29th day of February, 1996. The Borrowers and the Guarantors shall also be referred to herein collectively as the "Companies" and separately as a "Company."

1. Extensions of Credit.

1.1 The Loans. The Bank, subject to the terms and conditions hereof, will make loans and advances and extend credit to the Borrowers up to the aggregate sum of the principal sum of loans plus the stated value of letters of credit of $18,350,000.00 (collectively the "Loans"). Subject to the terms and conditions hereof, the Loans shall be comprised of (a) revolving loans and advances to the Borrowers, which shall not exceed the aggregate principal sum of $15,500,000.00 (collectively the "Revolving Loans" and individually a "Revolving Loan"), (b) a direct pay letter of credit up to the maximum stated value of $4,500,000.00 plus accrued interest of $110,959.00 for the account of MSC (the "Letter of Credit"), and (c) a term loan facility to MSC up to the principal sum of $2,850,000.00 (the "Term Loan"); provided, however, that notwithstanding the individual limitations set forth above with respect to the Revolving Loans and the Letter of Credit, the aggregate principal balance of the Revolving Loans, plus the stated value outstanding of the Letter of Credit shall not exceed the sum of $15,500,000.00.


1.2  Borrowing Base.   The principal balance of the Revolving Loans made to any
Borrower, plus the aggregate stated value outstanding at any time of Letter of Credit issued for such Borrower, shall not exceed such Borrower's Borrowing Base. "Borrowing Base" shall mean, with respect to any Borrower, the sum of the following with respect to such Borrower (a) the lesser of 70% of Eligible Raw Materials Inventory or $3,500,000.00; plus (b) the lesser of 60% of Eligible Material Content of WIP Inventory or $1,500,000.00, plus (c) the Eligible Equipment Availability, plus (d) 85% of Eligible Accounts (collectively the "Borrowing Base"). The Bank, in its sole good faith discretion, reserves the right upon notice to the Borrowers to increase or decrease the foregoing percentages or the maximum dollar amount attributable to any category of Eligible Inventory. "Eligible Equipment Availability" shall mean with respect to Eligible Equipment the following amounts with respect to the following periods:

  (i) from the date of this Agreement through and including December 30, 1996, with respect to MSC, the sum of $3,700,000, with respect to EBA, the sum of $767,000, and with respect to Eballoy, the sum of $283,000,

  (ii) beginning December 31, 1996, and continuing through and including December 30, 1997, with respect to MSC, the sum of $3,083,333, with respect to EBA, the sum of $586,500, and with respect to Eballoy, the sum of $235,833,

  (iii) beginning December 31, 1997, and continuing through and including December 30, 1998, and with respect to MSC, the sum of $2,466,667, with respect to EBA, the sum of $406,000, with respect to Eballoy, the sum of $188,667, and

   (iv) beginning December 31, 1998, and continuing at all times thereafter, with respect to MSC, the sum of $ 1,850,000, with respect to EBA, the sum of $225,500, and with respect to Eballoy, the sum of $141,500, minus with respect to each applicable period the appraised value of any Equipment that is sold, transferred or disposed of pursuant to the terms of this Agreement or becomes obsolete after December 27, 1995.

1.3 Letter of Credit. The terms and conditions of the Letter of Credit shall be as set forth in the Reimbursement Agreement dated of even date herewith (the "Reimbursement Agreement"), and attached as Exhibit A-3 hereto, and any amendment, modification or supplement thereto.

1.4 Pending Defaults. The Bank shall have no obligation to advance or readvance any sums pursuant to the Loans at any time when a set of facts or circumstances exists, which, by themselves, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute an Event of Default under this Agreement (a "Pending Default").

2. Eligibility.

2.1 Eligible Accounts. The term "Eligible Accounts" means with respect to any Borrower the portion of such Borrower's accounts that the Bank determines from time to time in good faith, based on credit policies, market conditions, such Borrower's business and other criteria, is eligible for use in calculating the Borrowing Base. Without limiting the Bank's right to determine which accounts are Eligible Accounts, no account will be an Eligible Account in calculating the Borrowing Base, unless, at a minimum, such account is unconditionally due and owing to such Borrower from a party (the "Account Debtor") that meets the qualifications stated herein, conforms to the warranties regarding the Accounts contained in this Agreement, and meets all the following requirements until it is collected in full: (a) the account is due and payable (in U.S. dollars), exclusive of sales or other taxes, and not more than 90 days have elapsed from the original invoice therefor, or if a special dating program has been approved in writing by the Bank, the account is due and payable on a date permitted by the terms of such dating program and is not past-due; (b) the account arises from the completed performance of a sale of goods and/or related services, does not constitute a progress billing or advance billing, and, if involving a sale of goods, all such goods have been lawfully shipped and invoiced to the Account Debtor, and if requested by the Bank, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment have been delivered to the Bank; (c) the account does not arise from a contract with any government or agency thereof; (d) the account is not subject to any prior assignment, claim, lien, security interest, or subject to any levy or setoff;
(e) the account is not subject to any credit, contra account, allowance, adjustment, return of goods, or discount (collectively a "Contra"), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the account exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess meets all other requirements of this Section 2.1; (f) the account does not arise from an Affiliate; (g) the account arises from an Account Debtor other than General Electric Company ("GE") or Westinghouse Electric Company ("Westinghouse"), and does not, when added to all other accounts of the Account Debtor with all of the Borrowers, produce an aggregate indebtedness from the Account Debtor of more than 20% of the total of all the Borrowers' Eligible Accounts, or, the account arises from GE or Westinghouse and does not, when added to all other accounts of GE or Westinghouse with all of the Borrowers, produce an aggregate indebtedness from such Account Debtor of more than 25% of the total of all the Borrowers' Eligible Accounts; (h) the Account Debtor is not subject to bankruptcy, receivership or similar proceedings, is not insolvent and the Bank is not aware that such Account Debtor is in default of any material obligations or has suffered a Material Adverse Effect; (i) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement and does not arise from a consumer transaction; (j) the account does not arise from an Account Debtor whose mailing address or executive office is located outside the United States or Canada (unless the payment for the goods which give rise to such account is assured by an irrevocable letter of credit received by such Borrower, such letter of credit is from a financial institution acceptable to the Bank, the same has been assigned to the Bank and the original has been delivered to the Bank, or the same has been confirmed by a financial institution acceptable to the Bank and is in form and substance acceptable to the Bank, payable in the full amount of the account in United States dollars at a place of payment located within the United States); (k) the account does not arise from an Account Debtor to whom goods are shipped on a "cash on delivery" or C.O.D. basis; (1) the account does not arise from an Account Debtor, having 20% or more of its accounts with all of the Borrowers (in dollar value) not Eligible Accounts pursuant to this Section 2.1; and (m) the Bank has not notified the Borrower that the account or the Account Debtor is unsatisfactory or unacceptable (although the Bank reserves the right to do so in its sole good faith discretion at any time).

2.2 Eligible Raw Materials Inventory. The term "Eligible Raw Materials Inventory," with respect to any Borrower, means that portion of such Borrower's Eligible Inventory consisting of Raw Materials Inventory, as set forth in such Borrower's general ledger account, which shall be determined in the same manner as on the date of this Agreement, and shall be valued at the lesser of cost (on a FIFO basis) or market.

2.3 Eligible Material Content of WIP Inventory. The term "Eligible Material Content of WIP Inventory," with respect to any Borrower, means that portion of such Borrower's Eligible Inventory consisting of Work-ln-Process -- Materials, as set forth in such Borrower's general ledger account, which shall be determined in the same manner as on the date of this Agreement, and shall be valued at the lesser of cost (on a FIFO basis) or market. The terms Eligible Raw Materials Inventory and Eligible Material Content of WIP Inventory shall be mutually exclusive.

2.4 Eligible Inventory. The term "Eligible Inventory", with respect to any Borrower, means that portion of such Borrower's inventory that the Bank determines in good faith from time to time, based on credit policies, market conditions, such Borrower's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible Inventory (unless the Bank agrees otherwise in writing) shall not include work in process (except to the extent of Eligible Material Content of WIP Inventory only), slow-moving, obsolete or discontinued inventory, supply items, packaging, or the freight portion of raw materials, inventory in the control of a third person for processing, storage or any other reason (unless such Borrower shall have provided to the Bank a processor's waiver or bailee's waiver in form satisfactory to the Bank), consigned inventory, or inventory in transit.

2.5 Eligible Equipment. The term "Eligible Equipment" means that portion of the following Borrowers' equipment that is listed in a certain appraisal by Norman Levy Associates, Inc., dated December 27, 1995 (the "Levy Appraisal"), and used solely in connection with the operations of MSC, EBA, or Eballoy, except for and excluding all equipment located at or used in connection with MSC's Rolled Ring Division in Erie, Pennsylvania (the "Rolled Ring Division Equipment"), that the Bank determines in good faith from time to time based upon credit policies, market conditions, and other matters, is eligible. For such purpose, no equipment shall be Eligible Equipment unless, at a minimum,
(a) such item of equipment is owned solely by MSC, EBA, or Eballoy and is not Rolled Ring Division Equipment, (b) the Bank has a first and exclusive perfected security interest with respect to such item of equipment, (c) the Bank is lender loss payee with respect to such equipment, (d) if such item of equipment is located on property not owned by a Borrower, such Borrower has obtained a landlord's waiver and mortgagee's waiver, if applicable, or a bailee's waiver with respect to such equipment, and (e) such equipment is currently used in the operation of such Borrower's business. Each Borrower's equipment shall be valued consistent with the method of valuation described in a certain letter from Norman Levy Associates, Inc. to George H. Wells of Centrum Industries dated December 27, 1995, attached hereto as a portion of
Schedule 2.5 or as reflected in a more recent appraisal satisfactory to the Bank in all respects, in its sole and absolute good faith discretion, by an appraiser approved by the Bank.

2.6 Reserves. The Bank reserves the right to deduct from any advances to be made hereunder such amounts as the Bank may deem proper and necessary, in its sole good faith discretion, to establish reserves for the creditworthiness of the Account Debtors, market fluctuations in the value of inventory, the payment of taxes or contingent liabilities, customer advances and deposits, payment of interest, fees, and expenses payable under this Agreement or any other agreement in favor of the Bank, and such other purposes as the Bank may deem appropriate. In addition, from the date of this Agreement through and including the funding of a certain loan from the Pennsylvania Industrial Development Authority in an amount not less than $525,000.00 (the "PIDA Loan"), the Bank shall maintain a specific reserve of $200,000.00, and thereafter through and including the later of December 31, 1996, or until such time after the date hereof that MSC has paid not less than the principal sum of $700,000 of those certain Erie County Industrial Development Authority Variable Rate Demand Revenue Bonds, Series of 1991 (the "IRB"), the Bank shall maintain a specific reserve for such principal payment of $700,000. Such reserve shall be released after the time set forth in the immediately preceding sentence provided that no Event of Default has occurred hereunder.

3. Terms and Uses of Loan.

3.1 Interest Rates and Fees. The Borrowers jointly and severally agree to pay the Bank (a) each month interest on the unpaid balance of the Loans at the rates of interest set forth in the note or notes evidencing the Loans; (b) beginning with the date of this Agreement and continuing on the first of each month thereafter a collateral administration fee in respect of the Revolving Loans equal to $3,000.00; (c) no later than the execution of this Agreement, and on each anniversary date of this Agreement, an annual facility fee equal to $60,000.00; and (d) beginning on the date of this Agreement and continuing on each July 1, October 1, and January 1 and April 1 thereafter the fees set in the Reimbursement Agreement a equal to 3% per annum of the stated amount of the Letter of Credit.

3.2 Terms and Advances. The Loans shall be evidenced by a note or by one or more notes or reimbursement agreements subsequently executed in substitution therefor, each in substantially the form set forth in Exhibit A-1, A-2 and A-3 attached hereto. Repayment of the Loans shall be made in accordance with the terms of the promissory notes or reimbursement agreement then outstanding pursuant to this Agreement.

3.3 Costs and Expenses. The Borrowers jointly and severally agree to pay service charges, analysis fees, audit fees in the amount of $500.00 per day per auditor for each audit conducted by the Bank, plus out-of-pocket expenses, provided, however, in the absence of the occurrence of an Event of Default hereunder, such audits will not exceed four audits per calendar year, and all costs and expenses incidental to or in connection with the Loans or any service provided by the Bank, the enforcement of the Bank's rights in connection therewith, any amendment or modification of this Agreement or any other loan documents, any sale or attempted sale of any interest herein to a participant or co-lender, any litigation, contest, dispute, proceeding or action in any way relating to the Collateral or to this Agreement, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel, recording fees, inspection fees, revenue stamps and note and mortgage taxes.

3.4 Use of Proceeds. The net proceeds of the Loans will be used to pay in full all of the Borrowers' existing bank indebtedness, to provide for working capital requirements of the Borrowers and for any other business purpose in the Borrowers' businesses. In addition, the proceeds of the loan may be used to satisfy certain obligations of MSC incurred in collection with a certain Agreement and Plan of Reorganization by and among Centrum, Centrum Merging Corporation, and MSC, dated December 5, 1995 (the "Transactions").

3.5 Early Termination Fee. The Borrowers jointly and severally agree to pay to the Bank an early termination fee of $370,000.00 if the Borrowers terminate or prepay in full the Loans prior to the Maturity Date; provided, however, that if the Borrowers terminate or prepay in full the Loans within the two years immediately preceding the Maturity Date, such early termination fee shall be $185,000.00. "Maturity Date" shall mean February 28, 1999, or any extended maturity date of the Revolving Loans, as the same may be extended from time to time by the Bank, in its sole and absolute discretion. The Borrowers further agree that any early termination fee set forth in this Section 3.5 shall be due and payable to the Bank regardless of whether such prepayment results from the Borrowers' voluntary prepayment or from the Bank's exercise of any of its rights after an Event of Default hereunder; provided, however, that if the Loans are paid in full solely as a result of insurance proceeds resulting from the damage, destruction, or condemnation of the Collateral, the Real Estate Collateral, the Guarantor Collateral, the Non-Recourse Guarantor Collateral, or the Other Collateral, then the Bank agrees that the above early termination fee shall be zero.

3.6 The Guarantors and Guarantor Collateral. Each of the Guarantors shall unconditionally guarantee the full and prompt payment of the Loans, shall evidence its obligation by executing and delivering to the Bank a Continuing Guaranty Unlimited (the "Guaranties") (the guaranty agreement of Centrum shall include, inter alia, a requirement that such Guarantor will maintain Tangible Net Worth in accordance with the provisions of Section 6.14 below), and shall secure its obligations under each of the Guaranties with a first and exclusive security interest, assignment, pledge, and mortgage on all of its stock or securities (except for the stock of Micafil, Inc.), business assets, motor vehicles, and real estate, whether now owned or hereafter acquired pursuant to security agreements, assignments, pledges, and mortgages in form satisfactory to the Bank (the "Guarantor Collateral"). In addition, Micafil, Inc., and American Handling, Inc. shall each, on a non-recourse basis, guaranty the Loans, shall evidence its obligations by executing and delivering to the Bank a Non-Recourse Guaranty (the "Non-Recourse Guaranties"), and shall secure the obligations under the Non-Recourse Guaranties, with a first and exclusive security interest, assignment, pledge, and mortgage on all of their respective business assets, motor vehicles and real estate, whether now owned or hereafter acquired pursuant to security agreements, pledges, and mortgages in form satisfactory to the Bank subject to any liens or encumbrances permitted by the terms of such documents (the "Non-Recourse Guarantor Collateral "), provided, however, that if the Bank, in its sole discretion, does not provide a credit facility in the amount of $250,000.00 to Micafil, Inc., then the Bank agrees to subordinate its security interests with respect to the business assets of Micafil, Inc. to the extent of $250,000.00 in favor of another senior lender.

3.7 Other Collateral Securing the Loans. In addition to the Collateral (as defined below), the Loans shall be secured by first and exclusive open-end mortgages, assignments of rents and security agreements in all of the real property interests whether now owned or hereafter acquired, whether owned or leased of the Borrowers (the "Real Estate Collateral"); provided, however, that the Bank's mortgage interests in the Borrowers' real estate interests shall be subject to the liens and encumbrances set forth in Exhibit B attached hereto,
(b) a first and exclusive security interest in all of the Borrowers' motor vehicles and interests in capital stock; and (c) the life insurance referred to in Section 6.2 below (collectively the "Other Collateral").

3.8 Increased Capital. If after the date hereof the Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising jurisdiction, power or control over the Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by the Bank of its Loans, any participation in or obligation to participate in the Loans, Letter of Credit or other advances made hereunder or the existence of any obligation to make the Loans or (B) the issuance or maintenance by the Bank of, or the existence of the Bank's obligation to issue, Letter of Credit, then, in any such case, upon written demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

4. Security Agreement.

4.1 Grant of Security Interest. Each of the Borrowers hereby grants, pledges, conveys and assigns to the Bank continuing security interests in the following property, whether such Borrower's interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise, and whether the same be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions and accessions therefor or thereto, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading, and other documents relating thereto, all products thereof and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds (herein the "Proceeds"): (a) all inventory including, but not limited to, all goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease, all parts, supplies, raw materials, work in process, finished goods, materials used or consumed, and repossessed and returned goods (herein the "Inventory"); (b) all accounts, accounts receivable, contract rights, chattel paper, general intangibles, income or other tax refunds, preference recoveries and all claims in respect of any transfers of any kind, instruments, negotiable documents, notes, drafts, acceptances and other forms of obligations, all books, records, ledger cards, computer programs, computer software, and other documents or property, including without limitation such items which are evidencing or relating to the accounts and inventory and including, but not limited to, any of the foregoing arising from or in connection with the sale, lease or other disposition of Inventory (herein the "Accounts"); (c) all machinery, equipment, tools, dies, molds, rolling stock, furniture, furnishings and fixtures including, but not limited to, all manufacturing, fabricating, processing, transporting and packaging equipment, power systems, heating, cooling and ventilating systems, lighting and communications systems, electric, gas and water distribution systems, food service systems, fire prevention, alarm and security systems, laundry systems and computing and data processing systems (herein the "Equipment"); (d) all trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises (herein the "Intellectual Property"); and (e) all deposit accounts, whether general, special, time, demand, provisional, or final, all cash or monies wherever located, any and all deposits or other sums at any time credited by or due, any and all policies, certificates of insurance, securities, goods, choses in action, cash and property, which now or hereafter are at any time in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in the possession of any third party acting in the Bank's behalf, without regard to whether the Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same (herein the

"Deposits") (all of the Accounts, the Inventory, the Equipment, the Intellectual Property, the Deposits and the Proceeds herein are collectively termed the "Collateral").

  The security interests hereby granted are to secure the prompt and full payment and complete performance of all Obligations to the Bank. The word "Obligations" means all indebtedness, debts and liabilities (including principal, interest, late charges, collection costs, attorneys' fees and the like) of each of the Borrowers to the Bank, whether now existing or hereafter arising, either created by any of the Borrowers alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect, whether evidenced by note, draft, application for letter of credit or otherwise, and any and all renewals of or substitutes therefor, including all indebtedness owed to the Bank in connection with the Loans.

  The continuing security interests granted hereby shall extend to all present and future Obligations, whether or not the Obligations are reduced or extinguished and thereafter increased or reincurred, whether or not the Obligations are related to the indebtedness identified above by class, type or kind and whether or not the Obligations are specifically contemplated as of the date hereof. The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.

4.2 Representations and Covenants Regarding the Collateral. Each of the Borrowers represents, warrants and covenants as follows: such Borrower (a) except for the security interests granted hereby, any liens set forth in Exhibit B, and liens permitted by this Agreement, is, or as to Collateral arising or to be acquired after the date hereof, shall be, the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims and interests, and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office; (b) shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral except the security interest granted hereby and any liens or encumbrances set forth in Exhibit B, and shall defend the right, title and interest of the Bank in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (c) shall maintain its principal place of business and chief executive office at the address set forth in paragraph 9.1 of this Agreement, and the records concerning the Collateral shall be kept at that address unless the Bank shall give its prior written consent otherwise; (d) shall keep the Collateral at the locations set forth in Exhibit C attached hereto and maintain no other place of business or place where Collateral is located, except as shown in Exhibit C attached hereto; (e) shall deliver to the Bank at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (i) a change in the principal place of business or chief executive office; (ii) the opening or closing of any place of business; or (iii) a change in name, identity or corporate structure.

4.3 Lockbox and Collection of Accounts. Each of the Borrowers shall cause all of its accounts to be collected through a lockbox arrangement with the Bank and shall execute a lockbox agreement in form and substance satisfactory to the Bank. Within 5 days after the date of this Agreement, each Borrower shall notify all existing Account Debtors to remit payments to the address specified in such lockbox agreement, and all invoices rendered after the date hereof shall bear such address. The Bank at any time after the occurrence of an Event of Default may notify Account Debtors on any Collateral that the Collateral has been assigned to the Bank and shall be paid to the Bank through the lockbox or otherwise. Upon request of the Bank at any time after the occurrence of an Event of Default the Borrowers agree to notify such Account Debtors and indicate on all billings that the accounts are payable to the Bank.

4.4 Cash Collection Account. The collections through the lockbox arrangement shall be deposited into cash collection accounts maintained with the Bank (the "Cash Collection Account"), over which the Bank alone shall have the power of withdrawal. If any of the Borrowers makes collections on any of the Collateral, it shall hold in trust for the Bank the proceeds received from collections, and turn over all checks, drafts, cash and other remittances and proceeds to the Bank each business day in the exact form in which they are received, together with a collection report in form acceptable to the Bank. Said proceeds shall be deposited in the Cash Collection Accounts. Prior to the occurrence of an Event of Default, the Bank shall apply the whole or any part of the collected funds on deposit in the Cash Collection Accounts against the principal and/or interest of the Revolving Loans, and after the occurrence of an Event of Default, the Bank may apply such funds to the Term Loan or any other indebtedness or Obligations, and any portion of said funds on deposit in the Cash Collection Accounts which the Bank elects not to apply to the Obligations may be paid over and deposited by Bank to the Borrowers' commercial accounts. The Bank, at the Bank's sole discretion, may credit amounts deposited in the Cash Collection Accounts to the Loans on the day of deposit. To compensate the Bank for this arrangement, the Bank charges, and each of the Borrowers agrees to pay a fee which is calculated in accordance with the Bank's standard practices and procedures as if the deposits in the Cash Collection Accounts were not applied to the Revolving Loan until one business day after deposit in the Cash Collection Accounts, with interest charged on the daily deposits in the Cash Collection Account at the interest rates applicable to the Revolving Loan. Such amount is charged to the Borrowers monthly.

4.5 Application of Proceeds from Collection of Accounts; Setoff; Government Accounts; Perfection; Lien Notation. All amounts received by the Bank representing payment of Accounts or proceeds from the sale of Inventory or of the Collateral shall be applied by the Bank prior to the occurrence of an Event of Default to the Revolving Loans, and after any Event of Default to the payment of the Obligations in such order of preference as the Bank may determine. Each of the Borrowers also authorizes the Bank at any time after the occurrence of an Event of Default without notice, to appropriate and apply any balances, credits, deposits, accounts or money of such Borrower in the Bank's possession, custody or control to the payment of any of the Obligations whether or not the Obligations are due or matured. If any of the Accounts arise out of contracts with or orders from the United States or any department, agency or instrumentality thereof, such Borrower shall immediately (i) notify the Bank thereof in writing and (ii) execute any instrument and take any steps which the Bank deems necessary pursuant to the Federal Assignment of Claims Act of 1940, as amended (41 U.S.C. Section 15) in order that all money due and to become due under such contract or order shall be assigned to the Bank. Each of the Borrowers agrees to execute, deliver, file and record all such notices, affidavits, assignments, financing statements and other instruments as shall in the judgment of the Bank be necessary or desirable to evidence, validate and perfect the security interest of the Bank in the Accounts. If certificates of title are issued or outstanding with respect to any Inventory or Equipment, such Borrower will cause the interest of the Bank to be properly noted thereon at the Borrowers' expense.

4.6 Collateral Insurance. Each of the Borrowers shall have and maintain insurance at all times with respect to all Inventory and Equipment insuring against risks of fire (including so-called extended coverage), explosion, theft, sprinkler leakage and such other casualties as the Bank may designate, containing such terms, in such form, for such amounts, for such periods and written by such companies as may be satisfactory to the Bank, and each such policy shall contain a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and loss payee, as its interests may appear, and that provides that no act, default or breach of warranty or condition of the insured or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto. All policies of insurance shall provide for thirty (30) days' written minimum notice of cancellation or alteration to the Bank. The Borrowers shall deliver to the Bank certified copies of all policies of insurance and evidence of the payment of all premiums therefor. Each of the Borrowers hereby irrevocably appoints the Bank (and any of the Bank's officers, employees or agents designated by the Bank) as attorney-in-fact in obtaining and cancelling such insurance and in making, settling and adjusting all claims under such policies of insurance, endorsing any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event of failure to provide insurance as herein provided, the Bank may, at its option, provide such insurance, and the Borrowers shall pay to the Bank, upon demand, the cost thereof. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon from the date of demand until paid in full at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.7 Books and Records. Each Borrower shall at all times keep accurate and complete records of the Collateral, including without limitation, a perpetual inventory with respect to raw materials and, beginning as of June 30, 1996, a perpetual inventory with respect to work-in-process inventory, and complete and accurate stock records, and at all reasonable times and from time to time, shall allow the Bank, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Collateral directly with Account Debtors or by other methods and to examine and inspect the Collateral wherever located. In addition, upon request of the Bank, each Borrower shall provide the Bank with copies of agreements with, purchase orders from, and invoices to, the Account Debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as the Bank may require.

4.8 Collateral Administration and Warranties Regarding the Inventory and the Accounts. (a) Each Borrower shall promptly perform, on request of the Bank, such acts as the Bank may determine to be necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement, including, without limitation, (i) obtaining waivers or other similar documents reasonably necessary to permit the enforcement of the remedies of the Bank hereunder, (ii) delivering to the Bank warehouse receipts covering any portion of the Inventory located in warehouses and for which warehouse receipts are issued, (iii) transferring Inventory to warehouses designated by the Bank or leasing warehouses containing the Inventory to the Bank or its designee, (iv) delivering to the Bank copies, and originals upon the Bank's request, of all letters of credit on which such Borrower is named beneficiary, and (vi) if any Inventory is at any time in the possession or control of a warehouseman, bailee or any agent, notifying such person of the Bank's lien and security interest in the Collateral and, upon the Bank's request, instructing such persons to hold all Collateral for the Bank's account subject to the Bank's instruction; (b) each of the Accounts is based on an actual bona fide, and genuine (i) sale and delivery of goods or (ii) rendering or performance of services in the ordinary course of business, the Account Debtors have accepted such goods or services and unconditionally owe and are obligated to pay the full amounts reflected in the invoices according to the terms thereof without any defense, offset or counterclaim, (c) all of the shipping and delivery receipts and other documents to be given to the Bank with respect to the Accounts will be genuine, and if there are any disputes with any of the Accounts, such Borrower will notify the Bank promptly and resolve or settle such dispute at no expense or detriment to the Bank; (d) the Borrowers shall not (i) extend, amend or otherwise modify the terms of any Account, (ii) amend, modify or waive any term or condition of any contractual obligation related thereto or (iii) redate any invoice or sale or make sales on extended dating beyond that customary in such Borrower's industry; provided, however, that the Borrowers may extend, amend or otherwise modify the terms of any Account in the ordinary course of business, if such extension, amendment, modification or waiver does not cause an Account to become or otherwise remain (but for such action) an Eligible Account.

4.9 Preservation and Disposition of Collateral. Each Borrower shall (a) obtain, prior to the placement of any Collateral in or upon any leased or mortgaged real property, a waiver from the lessor and/or the mortgagee, as the case may be, with respect to the rights (whether present or future) of the lessor or mortgagee with respect to that Collateral; (b) advise the Bank promptly, in writing and in reasonable detail, (i) of any material encumbrance or claim asserted against any of the Collateral except as disclosed in Exhibit B attached hereto; (ii) of any material change in the composition of the Collateral; and (iii) of the occurrence of any other event that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of the Bank; (c) not sell or otherwise dispose of the Collateral, except as otherwise permitted by this Agreement (including without limitation Section 6.3 below); (d) keep the Collateral in good condition and shall not misuse, abuse, secrete, waste or destroy any of the same; and (e) not use the Collateral in violation of any statute, ordinance, regulation, rule, decree or order; (f) not permit to become liens any taxes, assessments, or governmental charges or levies upon the Accounts or the Inventory. At its option, the Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Each of the Borrowers agrees to reimburse the Bank upon demand for any payment made or any expense incurred (including reasonable attorneys' fees) by the Bank pursuant to the foregoing authorization. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.10 Extensions and Compromises. With respect to any Collateral, each Borrower assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise or adjustment thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of the Bank.

4.11 Financing Statements. At the request of the Bank, each Borrower shall join with the Bank in executing, delivering and filing one or more financing statements in a form satisfactory to the Bank and shall pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement, provided, however, the Bank shall not file a copy of this Agreement unless such Borrower shall fail to execute and deliver a financing statement after a written request by the Bank.

4.12 Bank's Appointment as Attorney-in-Fact. Each Borrower hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as such Borrower's true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in the Bank's own name, from time to time in the Bank's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby grants to the Bank the power and right, on behalf of such Borrower, without notice to or assent: (a) to execute, file and record all such financing statements, certificates of title and other certificates of registration and operation and similar documents and instruments as the Bank may deem necessary or desirable to protect, perfect and validate the Bank's security interest in the Collateral (provided, however, the Bank agrees not to exercise the power granted by this subsection (a) until and unless it has requested that such Borrower execute such financing statement, certificate or similar documents, and such Borrower has failed to do so); (b) to receive, collect, take, indorse, sign, and deliver in such Borrower's or the Bank's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral; and (c) upon the occurrence of an Event of Default, (i) to notify postal authorities to change the address for delivery of the Borrower's mail to an address designated by the Bank, (ii) to open such mail delivered to the designated address, (iii) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought with respect to any Collateral; (vi) to negotiate, settle, compromise or adjust any account, suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; and (vii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and to do, at the Bank's option, at any time or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank's security interest therein, in order to effect the intent of this Agreement.

      Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. The powers conferred upon the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that the Bank actually receives as a result of the exercise of such powers and neither the Bank nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Bank's own gross negligence or willful misconduct.

4.13 Remedies on Default. Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the law of the State of Ohio or any other applicable state law. Without limiting the generality of the foregoing, the Bank shall have the right to take possession of the Collateral and all books and records relating to the Collateral and for that purpose the Bank may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. Except for the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur, each of the Borrowers expressly agrees that the Bank, without demand of performance or other demand, advertisement or notice of any kind to or upon such Borrower or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of the Bank's offices or elsewhere at such prices as the Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. Each of the Borrowers further agrees, (a) at the Bank's request, to assemble the Collateral and to make it available to the Bank at such places as the Bank may reasonably select and (b) to allow the Bank to use or occupy such Borrower's premises, without charge, for the purpose of effecting the Bank's remedies in respect of the Collateral. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and only, after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any. To the extent permitted by applicable law, each Borrower waives all claims, damages and demands against the Bank arising out of the repossession, retention, sale or disposition of the Collateral and agrees that the Bank need not give more than ten days' notice pursuant to the terms of this Agreement of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Each of the Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including reasonable attorneys' fees.


5. Warranties and Representations. In order to induce the Bank to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to the Guarantors and to issue the Letter of Credit described herein, each Borrower represents and warrants to the Bank that the following statements are true and correct:

5.1 Corporate Organization and Authority. Each of the Companies (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of such Company's incorporation; (b) has all requisite corporate power and authority and all necessary material licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business, unless the failure to so qualify will not have or is not likely to have a Material Adverse Effect.

5.2 Borrowing is Legal and Authorized. (a) The Board of Directors of each Company has duly authorized the execution and delivery of this Agreement and of the notes, reimbursement agreements and guaranties and documents contemplated herein; this Agreement, and such other documents executed in connection with this Agreement will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance with all the provisions of this Agreement (i) are within the corporate powers of each of the Companies and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of such Company under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which such Company is a party or by which it may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which any of the Companies is now a party or by which such Company may be bound with respect to the payment of principal or interest on any indebtedness, or such Company's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

5.3 Taxes. Except as set forth in Schedule 5.3 attached hereto, all tax returns required to be filed by any of the Companies in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Companies or upon any of their properties, which are due and payable have been paid. The Companies do not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Companies for its current fiscal period are adequate.

5.4 Capital Structure. Centrum owns 100% of the capital stock of MSC. MSC owns 100% of the capital stock of McInnes Services, Inc. McInnes Services, Inc. owns 100% of the stock of Eballoy, EBA and McInnes International, Inc. The corporate structure of each of the Borrowers and MSI is set forth in Schedule
5.4 attached hereto accurately represents to the Bank the following: (a) the classes of capital stock of each of the Borrowers and MSI and par value of each such class, all as authorized by the Articles of Incorporation of each and the number of shares of each such class of stock issued and outstanding, the registered owner or holder (legally or beneficially) thereof, and the certificate numbers evidencing the foregoing. All shares of all classes of capital stock issued are fully paid and nonassessable. The Borrowers and MSI do not have outstanding any other stock or other equity security, or any other instrument convertible to an equity security of any of them, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

5.5 Compliance with Law. Each Company (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might have or is likely to have a Material Adverse Effect.

5.6 Financial Statements; Full Disclosure. The financial statements of the Borrowers and MSI for the fiscal year ending December 31, 1994 and for the Guarantor for the fiscal year ending March 31, 1995, which have been supplied to the Bank, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly represent each Company's financial condition as of such date, and the financial statements of the Borrowers and the Guarantors for the interim period ending December 31, 1995, which have been supplied to the Bank, fairly represent each Company's financial condition as of such date. No material adverse change in any of the Borrowers' or any Guarantor's financial condition has occurred since such dates.The financial statements referred to in this paragraph do not, nor does this Agreement or any written statement furnished by the Borrowers or the Guarantors to the Bank in connection with obtaining the Loans, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

5.7 Financial Projections. The financial analyses, reports, business plans, projections, and pro forma financial statements which have been supplied to the Bank have been prepared in accordance with generally accepted accounting principles consistently applied and are based on reasonable, good faith assumptions about the Borrowers' and MSI's financial conditions and projected financial conditions as of the dates of such financial information or projections. No adverse change has occurred which would materially alter any such analyses, reports, business plans, financial statements, projections, or assumptions. Furthermore, none of the foregoing analyses or financial information referred to in this paragraph, contain any untrue statement of a material fact or a material fact necessary to make the statements contained therein or herein not misleading.

5.8 Litigation; Adverse Effects. Except as set forth in Schedule 5.8 attached hereto, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any governmental authority or private arbitrator pending or, to the knowledge of any of the Companies, threatened against any of the Companies or any property of any of the Companies
(i) challenging the validity or the enforceability of any of this Agreement, or any loan document, agreement, or instrument executed in connection herewith, or
(ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. None of the Companies are (A) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or Guarantor, (b) the ability of any Borrower or Guarantor to perform its obligations under this Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or (c) the ability of the Bank to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

5.9 No Insolvency. On the date of this Agreement and after giving effect to all indebtedness of the Borrowers (including the Loans), each of the Borrowers and MSI (a) will be able to pay its obligations as they become due and payable;
(b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its indebtedness; and (d) will have sufficient capital to engage in its business. In addition, each Borrower's grant of its respective Collateral, Real Estate Collateral, and Other Collateral for the Loans constitutes fair consideration and reasonably equivalent value because such Borrower has received or will receive the proceeds of the Loans.

5.10 Government Consent. Neither the nature of any of the Companies or of the business or properties of any Company, nor any relationship between any Company and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

5.11 Title to Properties. Each of the Companies (a) has good title to all the property in which it has a property interest, free from any liens and encumbrances, except as set forth on Exhibit B attached to this Agreement, and
(b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph.

5.12 No Defaults. No event has occurred and no condition exists which would constitute an Event of Default pursuant to this Agreement. None of the Companies are in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which any of the Companies is a party or by which such Company may be bound.

5.13 ERISA Matters. None of the Borrowers or the Guarantors maintains or contributes to any employee pension benefit plan defined in Section 3(2) of ERISA in respect of which such Company is, or within the immediately preceding three years was, an "employer," as defined in Section 3(5) of ERISA (a "Plan") other than those listed on Schedule 5.13 attached hereto. Each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501 (a) of the Internal Revenue Code as currently in effect. None of the Borrowers or the Guarantors know of any reason why such Plans or trusts are no longer qualified or exempt following such determination by the IRS. Except as disclosed in Schedule 5 13, none of the Borrowers or the Guarantors maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrowers and the Guarantors are in compliance in all material respects with the responsibilities, obligations or duties imposed on them by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute ("ERISA"), the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No defined benefit plan, defined in Section 3(35) of ERISA or Section 412 of the Internal Revenue Code, in respect of which any Company is, or within the immediately preceding three years was, an "employer," as defined in ERISA (a "Benefit Plan") has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. None of the Borrowers, the Guarantors nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action whereby any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA has been incurred or with the passage of time will, if unremedied, be incurred with respect to any Benefit Plan, and no such liability has been asserted against any of the Borrowers or the Guarantors. None of the Borrowers or the Guarantors has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. None of the Borrowers or the Guarantors has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Bank is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. None of the Borrowers or the Guarantors has (i) failed to make a required contribution or payment to a "multiemployer plan," as defined in Section 4001(a)3 of ERISA, which is, or within the immediately preceding six years was, contributed to by any Company ("Multiemployer Plan") or (ii) except as disclosed on Schedule 5.13 attached hereto, made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. None of the Borrowers or the Guarantors has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. None of the Borrowers or the Guarantors is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on
Schedule 5.13 the Borrowers or any of them does not have, by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. The Companies have given to the Bank copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence, or for which any of the Companies has taken any corporate action to authorize the adoption thereof, and in respect of which any of the Companies is currently an "employer" as defined in section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by any of the Companies with the aggregate amount of the most recent annual contributions required to be made by such Company to each such Multiemployer Plan, any information which has been provided to such Company regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of such Company after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

5.14 Labor Matters. (a) Except as set forth in Schedule 5.14 attached hereto, there is no collective bargaining agreement covering any of the employees of any of the Borrowers or Guarantors. To the knowledge of each Borrower and Guarantor, except as set forth on schedule 5.14, no attempt to organize the employees of any Borrower or Guarantor is pending, threatened, planned or contemplated; (b) Set forth in Schedule 5.14 is a list of all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, severance plans, group life insurance, hospitalization insurance or other employee benefit plans of each Borrower and Guarantor providing for benefits for employees of each Borrower and Guarantor.

5.15 Environmental Protection. Except as set forth in Schedule 5.15 attached hereto, or as disclosed in certain Phase I Environmental Reports dated January 6, 1996, prepared by Conestoga-Rovers & Associates and delivered to the Bank, none of the Companies (a) has actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by any Company (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined) and which might have a Material Adverse Effect; (b) is in violation of any applicable Environmental Laws; (c) knows of any pending or threatened environmental civil, criminal or administrative proceedings against the any of the Companies relating to Hazardous Substances; (d) knows of any facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against any of the Companies relating to Hazardous Substances; and (e) will permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

  As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.
Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. Section 1251, et seq.), the Clean Water Act, as amended (33 U.S.C. Section 1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.

5.16 Warranties and Representations. On the date of each advance pursuant to the Loans, the warranties and representations set forth in Section 5 hereof shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

6. Borrower Business Covenants. Each of the Companies covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

6.1 Payment of Taxes and Claims. Such Company will pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon it or its property or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien or encumbrance upon any of such Company's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided. however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by such Company, by appropriate proceedings diligently instituted and conducted, without danger of any material risk to the Collateral or the Bank's interest therein, without any of the same becoming a lien upon the Collateral, and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

6.2 Maintenance of Properties and Corporate Existence. Such Company shall (a) maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which it deems necessary; (b) maintain, with financially sound and reputable insurers, (i) insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, with each such policy of insurance containing a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and loss payee, as its interest may appear, and that provides that no act, default or breach of warranty or condition of such Company or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto, in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and (ii) life insurance with respect to George H. Wells in an amount not less than $950,000.00, all rights and benefits of which shall be collaterally assigned to the Bank; (c) keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves;
(d) do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; and (e) not be in violation of any laws, ordinances, or governmental rules and regulations or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might have or is likely to have a Material Adverse Effect.

6.3 Sale of Assets, Merger, Subsidiaries, Tradenames and Conduct of Business. Such Company shall not (a) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any of its assets, provided, however, such Company shall be permitted to dispose of equipment that is obsolete or no longer useful in the ordinary course of such Company's business, provided that such disposition is not in excess of the aggregate sum of $50,000.00 in any fiscal year; provided, further, that such Company provides notice to the Bank of the sale of such equipment; and provided, further, if such equipment is Eligible Equipment or is the Rolled Ring Division Equipment, such Company obtains the prior written consent of the Bank, and the proceeds of such disposition are applied to the Term Loan in inverse order of maturity of installments, (b) consolidate with, merge into, enter into partnerships or joint ventures with or make investments in any other entity, or permit any other entity to consolidate with or merge into it, provided, however, that Centrum shall be permitted to make investments in MSC, (c) acquire all or substantially all of the assets or business of any other person or entity, or
(d) create or acquire any subsidiaries or conduct business under any other tradenames without the prior written consent of the Bank. Such Company has no subsidiaries except as disclosed in Schedule 5.4 attached hereto and conducts business only in the name(s) of such Company and the tradenames set forth in
Schedule 6.3 attached hereto. None of the Borrowers or MSI shall engage in any business other than the businesses engaged in by such Company on the date hereof and any business or activities which are substantially similar or related thereto.

6.4 Negative Pledge. Such Company will not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its real or personal property, whether now owned or hereafter acquired, to become subject to a lien or encumbrance, except: (i) liens in connection with deposits required by workers' compensation, unemployment insurance, social security and other like laws; (ii) taxes, assessments, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of the Bank's lien or mortgage in such property or materially interfere with its use in the ordinary conduct of business; (iii) inchoate liens arising under ERISA to secure the contingent liability of such Company; (iv) liens or encumbrances as set forth in Exhibit attached to this Agreement; and (v) liens in connection with borrowings permitted by Section 6.5 below. In addition, such Company will not grant or agree to provide in the future (upon the happening of a contingency or otherwise), a "negative pledge" or other covenant or agreement similar to this
Section 6.4 in favor of any other lender, creditor or third party.

6.5 Other Borrowings and Contingent Liabilities. Except for the credit extensions set forth on Schedule 6.5 attached hereto, intercompany loans and advances obtained by Centrum from American Handling, Inc., which in the aggregate, shall not exceed the Maximum Upstream Limit (as defined in Section
6.13 below), the Loans, the IRB, and capitalized lease agreements and/or purchase money financing transactions secured by the item or items being purchased in an amount not to exceed the purchase price of such item or items that, in the aggregate, do not exceed the sum of $100,000.00 in any one fiscal year; the Companies, in the aggregate, will not (a) create or incur extensions of credit or indebtedness for borrowed money, including without limitation, letters of credit, or capitalized lease agreements or (b) guarantee, indorse or otherwise become surety for or upon the obligations of others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business. For the purposes of this Agreement, capitalized lease agreements shall be valued at the purchase price of the item or items being purchased in such fiscal year.

6.6 Sale of Accounts; No Consignment. Such Company shall not sell, factor, assign, or encumber, except to the Bank and except for the factoring of certain accounts receivable from Account Parties located in China, with the prior written approval of the Bank and subject to any terms and conditions that the Bank in its sole and absolute discretion may impose, any of its Accounts or notes receivable. Such Company shall not permit any of its Inventory to be sold or transferred on consignment or acquire or possess any of its Inventory on consignment.

6.7 Minimum Security. Such Borrower shall maintain, as minimum security for such Borrower's Revolving Loans, Eligible Raw Materials Inventory, Eligible Material Content of WIP Inventory, Eligible Accounts and, if applicable, Eligible Equipment Availability having an aggregate value such that such Borrower's Borrowing Base will equal or exceed the aggregate unpaid principal balance of such Borrower's Revolving Loans, and if such Borrower fails to do so, such Borrower shall immediately pay to the Bank the difference between the aggregate unpaid principal balance of such Borrower's Revolving Loans and such Borrower's Borrowing Base.

6.8 Management. Centrum shall not permit any material change in its management, nor shall it permit Timothy M. Hunter to cease to be active in the management of the Borrowers' business, unless Mr. Hunter shall be replaced with a person of similar qualifications expertise, experience and knowledge.

6.9 Acquisition of Capital Stock. Without the prior written consent of the Bank, such Company shall not redeem or acquire any of its own capital stock or any warrants or any securities relating to such capital stock or any debt or debt securities of such Company except through (a) the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock for the same purchase or redemption price, and (b) with respect to George H. Wells' stock in Centrum, through the use of any life insurance proceeds on the life of Mr. Wells which are not collaterally assigned to secure the Loans, provided, however, notwithstanding the foregoing, Centrum may pay "Permitted Payments," as such term is defined in a certain Subordination Agreement - Investors, dated of even date herewith, entered into by, between and among, the Bank, the Borrowers, the Guarantors, Micafil, Inc., American Handling, Inc., First New England Capital Limited Partnership, MorAmerica Capital Corporation, and North Dakota Small Business Investment Company dated of even date herewith.

6.10 Trade Accounts Payable. Such Company shall not permit more than 10% of its trade accounts payable to be past due for more than 30 days.

6.11 Compensation of Officers and Affiliated Persons. Such Company shall not pay total compensation, including bonuses, fringe and other allied benefits, to the executive officers set forth in Schedule 6.11 or any subsequent executive officers holding the positions of such persons, in an annual amount in excess of 115% of the amounts set forth in Schedule 6.11 attached hereto.

6.12 Cash Dividends and Other Distributions. Without the prior written consent of the Bank, such Company shall not declare or pay any cash dividends in any fiscal year. Such Company shall make no other distributions of any kind to shareholders.

6.13 Transactions With Affiliates. Except for a certain existing loan from MSI to EBA (the "MSI Loan"), such Company shall not directly or indirectly enter into or permit to exist any transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its affiliates, shareholders or any affiliates of either of the foregoing, on terms that are less favorable to such Company than those which might be obtained at the time from persons or entities who are not affiliated with such Company or its shareholders. "Affiliate" shall mean any individual, partnership, corporation, or other entity which, directly or indirectly, is in control of, is controlled by, or is under common control with such Company. For the purposes of this definition,"control" of such entity shall mean the power, directly or indirectly, to vote five percent or more of the securities, units or other measures having ordinary voting power for the election of directors, management committees, or similar committees of such entity, or the power to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise. The Borrowers shall not enter into with any Affiliate any management contracts, allocation agreements or agreements to pay any expenses of any Affiliate ("Management Agreements") in excess of the aggregate sum of $150,000.00 in any fiscal year. In addition, Centrum shall not cause or permit Micafil, Inc. to enter into any Management Agreements which pay to Centrum or any other Affiliate in excess of $240,000.00 in any fiscal year, paid on a monthly basis. In addition, Centrum shall not cause or permit American Handling, Inc. to enter into any Management Agreements or to make advances from American Handling, Inc. to Centrum or to any other Affiliate which in the aggregate result in the transfer of funds or the payment of amounts in excess of the Maximum Upstream Limit. "Maximum Upstream Limit" shall mean with respect to American Handling, Inc. 100% of all amounts in excess of the sum of (a) the unconsolidated shareholders' equity of American Handling, Inc. as of the end of its immediately preceding fiscal year, plus (b) the sum of $100,000.00. The Maximum Upstream Limit shall be determined as of the end of each fiscal year of American Handling, Inc.

Furthermore, Centrum agrees that it shall not cause or permit American Handling, Inc. to obtain a revolving loan or line of credit from any senior lender, without the prior written consent of the Bank.

6.14 Tangible Net Worth. The Borrowers and MSI, on a consolidated basis, shall maintain at all times a consolidated Tangible Net Worth of not less than the following amounts for the periods specified below:

  (a) from the date of this Agreement through and including May 30, 1996, not less than $2,300,000.00, and

  (b) beginning May 31, 1996, and continuing at all times thereafter, not less than $2,500,000.00.

"Tangible Net Worth" shall mean shareholders' equity, minus the sum of all of the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organizational expenses, (iii) intangible assets (to the extent not reflected in the foregoing), (iv) goodwill, (v) deferred charges or defend financing costs, (vi) loans or advances to and/or accounts or notes receivable from Affiliates, (vii) leasehold improvements, (viii) non-compete agreements, and (ix) any other asset not directly related to the operation of the business of the Borrowers.

6.15 Ratio of Total Liabilities to Tangible Net Worth. The Borrowers and MSI, on a consolidated basis, shall maintain at all times a ratio of consolidated Total Liabilities to consolidated Tangible Net Worth of not greater than the following amounts for the periods specified below:

  (a) Not greater than 9.00 to 1.00 from the date of this Agreement through and including May 30, 1996; and

  (b) not greater than 8.50 to 1.00 beginning May 31, 1996, and continuing at all times thereafter.

"Total Liabilities" shall mean with respect to the Borrowers and MSI (a) all indebtedness for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations with respect to any letter of credit issued for the account of the Borrowers or MSI, (d) all obligations in respect of acceptances issued or created for the account of the Borrowers or MSI, (e) lease obligations which, in accordance with GAAP, should be capitalized, (f) all liabilities (including lease obligations) secured by any lien or encumbrance on any property owned by any of the Borrowers or MSI even though such Company has not assumed or otherwise become liable for the payment thereof, (g) all obligations of the Borrowers or MSI with respect to interest rate protection agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association), and (i) all other obligations of the Borrower or MSI which, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned).

6.16 Fixed Charge Coverage Ratio. The Borrowers and MSI, on a consolidated basis, shall maintain at all times specified below a ratio of (a) EBITDA to (b) Fixed Charges of not less than 1.20 to 1.00. The ratio of EBITDA to Fixed Charges of the Borrowers and MSI shall be determined (beginning with the month ending May 31, 1996) as of the last day of each month for the twelve month period ending on such date, or, if fewer than twelve months have occurred since April 1, 1996, for the period beginning April 1, 1996, to such date. "EBITDA" shall mean for any period, (i) the sum of the amounts for such period of (A) Net Income, (B) Interest Expense, (C) charges for federal, state, local and foreign income taxes, (D) depreciation, amortization expense and non-cash charges which were deducted in determining net income, (E) extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with GAAP) and (F) other non-operating expenses including, without limitation, LIFO adjustments, which have been deducted in the determination of net income, minus (ii) the sum of the amounts for such period of (X) extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with GAAP), (Y) other non-operating income not already excluded from the determination of net income and (Z) to the extent not deducted from total interest expense, any net payments received during such period under interest rate contracts and any interest income received in respect of its cash investments. "Fixed Charges" shall mean with respect to any period, the sum of (a) all amounts paid or accrued or due and payable (without duplication), for federal, state, local and foreign income taxes of the Borrowers and MSI for such period, as determined in conformity with GAAP, plus (b) scheduled principal payments on term obligations and capital leases for such period, plus (c) capital expenditures (net of the amount of such capital expenditures financed by (i) purchase money indebtedness approved by the Bank or permitted hereunder and (ii) the principal portion of capital lease indebtedness permitted by this Agreement) made in accordance with the terms of this Agreement during such period; plus (d) Interest Expense.

     "Net Income" for any period shall mean the consolidated net income (or deficit) after taxes of the Borrowers and MSI for such period, which in accordance with GAAP would be included as net income on the statements of income of the Borrowers and MSI for such period.

     "Interest Expense" means, for any period, as determined in conformity with GAAP, total interest expense, whether paid or accrued or due and payable (without duplication), including without limitation the interest component of capital lease obligations for such period, all bank fees, commissions, discounts and other fees and charges owed with respect to Letter of Credit and net costs under interest rate contracts.

6.17 Capital Expenditures. The Borrowers and MSI, on a consolidated basis, will not make any expenditure for fixed or capital assets, including by way of the incurrence of capitalized lease obligations, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles or otherwise in excess of $715,000.00 in any fiscal year. Centrum will not make any expenditure for fixed or capital assets, including by way of the incurrence of capitalized lease obligations, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles or otherwise in excess of $100,000.00 in any fiscal year.

6.18 Loans and Advances. Except for the MSI Loan, the Borrowers and MSI, on a consolidated basis, will not make any loans or advances to any person, corporation or entity if such loans or advances will exceed an aggregate total outstanding at any one time of $25,000.00.
6.19 Operating Lease Rentals. The Borrowers and MSI have entered into the operating leases as set forth in Schedule 6.19 attached hereto The Borrowers and MSI, on a consolidated basis, will not without the prior written approval of the Bank enter into operating leases providing in the aggregate for annual rentals which exceed $165,000.00.

6.20 Environmental Compliance and Indemnification. Each of the Borrowers hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loans) of Hazardous Substances on, under or about the Premises (whether by such Borrower or any employees, agents, contractors or subcontractors of such Borrower or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws;
(b) the costs of any repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees. In addition, MSC at its expense agrees to cause completion or remediation, to the satisfaction of the Bank, of each of those environmental conditions set forth in Schedule 6.20 attached hereto, and no later than the time periods set forth in Schedule 6.20, the compliance or completion of each such condition shall be certified by an environmental consultant satisfactory to the Bank.

     The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires title to the Premises through foreclosure or otherwise.

6.21 Maintenance of Accounts. Except for an existing account at PNC Bank, National Association, which is subject to a Blocked Account and shall be closed within 60 days of the date of this Agreement, the payroll accounts set forth on
Schedule 6.21 attached hereto, and an operating account at PNC Bank (Delaware) which, in the aggregate shall not exceed $10,000.00 at any time, and an operating account of Centrum at Capital Bank, N.A., which account shall not exceed $10,000.00 at any time, each of the Borrowers and the Guarantors shall maintain all of its operating and deposit accounts at the Bank.

6.22 Accounts Payable Turnover Days. At any time, on a consolidated basis, the Borrower's Accounts Payable Turnover Days shall not exceed 60. "Accounts Payable Turnover Days" shall mean the ratio of such Borrower's (a) average month-end balance of trade accounts payable for such period, to (b) the Average Daily Cost of Sales for such period. "Average Daily Cost of Sales" shall mean the total cost of sales for such period divided by the number of days in such period. Such ratio shall be determined as of the last day of each month for the twelve month period ending on such date or, if fewer than twelve months have occurred since the date of this Agreement, for the period from the date of this Agreement to such date.

6.23 Accounts Receivable Turnover Days. At any time, on a consolidated basis, the Borrowers' Accounts Receivable Turnover Days shall not exceed 75. "Accounts Receivable Turnover Days" shall mean the ratio of such Borrower's (a) average month-end balance of trade accounts receivable for such period, to (b) the Average Daily Sales for such period. "Average Daily Sales" shall mean the Company's total sales for such period divided by the number of days in such period. Such ratio shall be determined as of the last day of each month for the twelve month period ending on such date or, if fewer than twelve months have occurred since the date of this Agreement, for the period from the date of this Agreement to such date.

6.24 Inventory Turnover Days. At any time, on a consolidated basis, the Borrowers' Inventory Turnover Days shall not exceed 110. "Inventory Turnover Days " shall mean the ratio of such Borrower's (a) average month-end balance of inventory at cost, to (b) the Average Daily Cost of Sales for such period. Such ratio shall be determined as of the last day of each month for the twelve month period ending on such date, or, if fewer than twelve months have occurred since the date of this Agreement, for the period from the date of this Agreement to such date.

6.25 Expense Reduction. The Borrowers shall be in full and complete compliance with that certain letter agreement relating to the Borrowers' plan of reduction and elimination of certain expenses.

7. Financial Information and Reporting. The Companies shall deliver the following to the Bank:

  (a) within 45 days after the first month of each fiscal year, and within 30 days after the end of each other month, consolidated and consolidating financial statements, including balance sheets and statements of income and surplus, and statements of cash flows, of each of the Borrowers and the Guarantors, certified by the president or chief financial officer of Centrum or MSC (a "Financial Officer") as fairly representing each Borrower's and Guarantor's financial condition as of the end of such period;

  (b) within 45 days after the first month of each fiscal year, and within 30 days after the end of each month, statements signed by a Financial Officer certifying the compliance of each Borrower and Guarantors with the terms of this Agreement and the calculation of the financial covenants contained in Section 6 above;

  (c) through and including June 30, 1996, within 10 days after the end of each month, and thereafter within 5 days after the end of each month, a current loan and collateral report, or other writings for each Borrower satisfactory to the Bank for the calculation of, or setting forth the calculation of, the Borrowing Base with respect to each Borrower;

  (d) daily, a loan and collateral report, together with supporting information, unless the Borrowing Base availability, as reflected on the Bank's system, exceeds the Revolving Loans by $500,000 or more;

  (e) within 20 days after the end of each month, an accounts reconciliation report and an inventory reconciliation report for each Borrower, in form satisfactory to the Bank, signed by a Financial Officer, in detail satisfactory to the Bank;

  (f) within 20 days after the end of each month, an inventory detail report of each Borrower, signed by a Financial Officer, in form satisfactory to the Bank;

  (g) within 20 days after the end of each month for each of the Borrowers and MSI, a report, in form satisfactory to the Bank, signed by a Financial Officer setting forth the number and dollar total of accounts receivable past due for not more than 30 days, the number and dollar total past due for not more than 60 days, the number and dollar total past due for not more than 90 days, and the number and dollar total past due for more than 90 days;

  (h) within 20 days after the end of each month (beginning with the month ending May 31, 1996), a report for each of the Borrowers and MSI, in form satisfactory to the Bank, signed by a Financial Officer setting forth the number, dollar amount and party of accounts payable remaining due and payable less than 31 days from the date of the original invoice therefor, less than 61 days from the date of the original invoice therefor, less than 91 days from the date of the original invoice therefor, and more than 90 days from the date of the original invoice therefor;

  (i) within 90 days after the end of each fiscal year, audited unqualified consolidated financial statements for the Borrowers and MSI, together with consolidating schedules, prepared in accordance with generally accepted accounting principles consistently applied and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, along with any management letters written by such accountants;

  (j) within 90 days after the end of each fiscal year, audited unqualified financial statements for Centrum together with consolidating schedules prepared in accordance with generally accepted accounting principles consistently applied and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, along with any management letters written by such accountants;

  (k) promptly upon the filing or release, as the case may be, copies of any Securities and Exchange Commission or State Securities Law disclosures, filings, documents or any press releases;

  (l) within 90 days after the end of each fiscal year, a statement signed by independent public accountants certifying that the Borrowers, MSI and Centrum are in compliance with the terms of this Agreement;

  (m) no later than 30 days prior to the end of each fiscal year, financial projections for each of the Borrowers and the Guarantors for the current fiscal year, on a monthly basis, including a projected income statement, balance sheet, and cash flow and comparative information for the comparative period of the preceding fiscal year;

  (n) immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement, a written notice specifying the nature and period of existence thereof and what action such Borrower or Guarantor is taking or proposes to take with respect thereto;

  (o) within 20 days after filing, a true and complete copy of each Borrower and Guarantor's federal and state income tax return together with all schedules attached thereto;

  (p) within 90 days after the date of this Agreement an audited opening balance sheet of the Borrowers and MSI, prepared in accordance with GAAP and certified by independent accountants satisfactory to the Bank;

  (q) within 90 days after the end of each fiscal year beginning March 31, 1997, a multi-media compliance report updating the environmental conditions at each of

       MSC, Eballoy, and EBA certified by an environmental consultant approved by the Bank;

  (r) at the request of the Bank, such other information as the Bank may from time to time reasonably require.

8. Default

8.1 Events of Default. Each of the following shall constitute an "Event of Default" hereunder: (a) the failure by the Borrowers to make any payment of principal, interest or any other sum due and payable under any note or reimbursement agreement executed in connection with this Agreement on or before the date such payment is due; (b) the failure by any Borrower or Guarantor to perform or observe any agreement, term, or covenant applicable to it contained in Sections 1.2, 3 (except for and excluding Sections 3.3 and 3.5), 3.3 or 3.5 (with prior notice to the Borrowers) 4, 6 (except for and excluding Sections 6.2(c), (d), and (e), 6.10, and 6.11 or 7 of this Agreement; (c) the failure by any Borrower or Guarantor to comply with any other provision of this Agreement applicable to it, or to perform or observe any covenant contained in any mortgage, security agreement or other agreement in favor of the Bank, and such failure continues for more than 30 days after such failure shall first become known to any Financial Officer; (d) any warranty, representation or other statement by or on behalf of any Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect, (e) any Company becomes insolvent or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator; (f) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by any of the Companies, or against any of the Companies, and in the latter case, are not dismissed or withdrawn within 30 days after the filing of such proceedings; (g) a final judgment or judgments for the payment of money aggregating in excess of $50,000.00 is or are outstanding against any of the Companies, and any such judgment or judgments have not been discharged in full or stayed; (h) the occurrence of any event which allows the acceleration of the maturity of any indebtedness of any Company to the Bank, any of the Bank's affiliates, or any material indebtedness to any other person, corporation or entity under any indenture, agreement or undertaking; (i) the occurrence of any "Event of Default" under a certain Note and Warrant Purchase Agreement (the "Note Agreement") between Centrum, American Handling, Inc., Micafil, Inc., and the "Investors" as defined in the Note Agreement dated as of February 29, 1996, or any default under any agreement related thereto, including without limitation, a certain Put Agreement between Centrum and the Investors dated as of February 29, 1996, or the occurrence of any breach, default, or Event of Default under the terms of those certain promissory notes issued by Centrum to those noteholders set forth on Schedule 8.1(i) each dated as of February 29, 1996; (j) the default by, dissolution of, or death of any guarantor, insurer or other surety for any of the Companies; (k) a Change of Control of any of the Borrowers or the Guarantors shall have occurred ("Change of Control" shall mean
(i) the replacement of a majority of the Board of Directors of any entity from the directors who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of such entity as constituted on the date of this Agreement (or as changed over time with the approval of the Board of Directors of such entity) or (ii) a company person, entity or group of companies or entities acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of
(A) any securities of the Borrowers or MSI or (B) securities of Centrum representing more than 30% of the combined voting power of the then outstanding securities of Centrum ordinarily having the right to vote in the election of directors); or (1) the Bank, in its sole good faith discretion, determines that a Material Adverse Effect has occurred.

8.2 Default Remedies. If an Event of Default exists, the Bank may immediately exercise any right, power or remedy permitted to the Bank by law or any provision of this Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all notes then outstanding pursuant to this Agreement to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

9.   Miscellaneous.

9.1 Notices. (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be mailed by facsimile or by a nationally recognized overnight delivery service (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to MSC and Centrum by the Bank:

                   The Huntington National Bank
                   41 South High Street
                   Columbus, Ohio 43215
                   Attn: Bill T. Frazier
                   Vice President
                   Facsimile: 614-480-5073

            with a copy to:

                   Porter, Wright, Morris & Arthur
                   41 South High Street
                   Columbus, Ohio 43215
                   Attn: Timothy E. Grady, Esq.
                   Facsimile: 614-227-2100

(2) if to the Borrowers or MSI or Centrum, at the following addresses, or at such other address as may have been furnished in writing to the Bank by such
Company:

                   McInnes Steel Company
                   441 East Main Street
                   Corry, Pennsylvania 16407
                   Attn: Chief Financial Officer
                   Facsimile: 814-664-2372

                      Centrum Industries, Inc.
                      6135 Trust Drive, Suite 104A
                      Holland, Ohio 43528
                      Attn: George H. Wells
                      Chief Executive Officer
                      Facsimile: 419-868-3940

               with a copy to:

                      Fuller & Henry
                      One Seagate
                      17th Floor
                      Toledo, Ohio 43604-2606
                      Attn: Jack W. Hilbert, II, Esq.
                      Facsimile: 419-247-2665

(b) any notice so addressed and sent by overnight delivery shall be deemed to be given one day after the same is delivered to the overnight delivery service, and any notice sent by telecopier shall be deemed to be given when confirmed.

9.2 Access to Accountants. Each of the Companies hereby irrevocably authorizes its certified public accountants to provide to the Bank any and all information that the Bank requests from time to time with regard to any of the Companies, and to discuss with the Bank from time to time any and all matters relating to any of the Companies In furtherance of the foregoing, each of the Companies hereby waives any privilege or claim of confidentiality to the extent such might otherwise prevent such accountants from providing such information to the Bank or discussing such matters with the Bank.

9.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. Each of the Companies agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4 Survival; Successors and Assigns. All warranties, representations, and covenants made by any of the Companies herein or on any certificate or other instrument delivered by any Company or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loans regardless of any investigation made by the Bank on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loans regardless of any investigation made by the Bank on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by any Company. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

9.5 Amendment and Waiver, Duplicate Originals. All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both the Companies and the Bank. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Companies and the Bank; provided however that nothing herein shall change the Bank's sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Bank in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.6 Uniform Commercial Code and Generally Accepted Accounting Principles. Unless the context otherwise requires, or terms are defined in this Agreement, all terms used herein which are defined in the Uniform Commercial Code as enacted in Ohio shall have the meaning stated therein, and all accounting terms shall be determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The Borrowers' fiscal year begins on January 1, and ends on December 31, provided, however, beginning April 1, 1996, the Borrowers' and the Guarantors' fiscal years will begin on April 1 and end on March 31 of the immediately succeeding fiscal year. None of the Companies shall change its fiscal year without the prior written consent of the Bank except as permitted by this paragraph.

9.7 Enforceability and Governing Law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. All of the Bank's rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio; provided, however, that to the extent that the creation, validity, attachment, perfection, priority, maintenance or continuation of the security interests created by this Agreement, or the mortgage interest created by the mortgages executed in connection herewith, in effect of such matters in respect to particular collateral, is governed by the laws of the Commonwealth of Pennsylvania, then the laws of such jurisdiction shall apply, and the provisions of this Agreement relating to the creation, validity, attachment, perfection, priority, maintenance or continuation of such security interests or mortgage interests and the effect of such matters in respect of such Collateral shall be governed and construed in accordance with the laws of such jurisdiction. Each of the Companies agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio; waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding; and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

9.8 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PART TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.9 Advertising. Each of the Companies agrees that the Bank may advertise or otherwise disclose for marketing purposes the extent and nature of the credit extended or to be extended and other services provided by the Bank in connection with or relating in any way to the Loans.

9.10 No Consequential Damages. No claim may be made by any of the Companies, any officers, directors, or agents against the Bank or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and each of the Companies hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.11 Conditions Precedent to the Loans. The obligation of the Bank to make the Loans requested to be made shall be subject to satisfaction of the following conditions precedent:

     (a) The Bank shall receive on or before the date of the initial advance hereunder all of the following: (i) this Agreement, the promissory notes and other agreements, documents and instruments described in Exhibit D attached hereto, each duly executed where appropriate and in form and substance satisfactory to the Bank; and (ii) such additional documentation as the Bank may reasonably request.

     (b) Without limiting the foregoing, each of the respective Companies hereby directs its counsel, MacDonald Illig Jones & Britton LLP and Fuller & Henry P.L.L., to prepare and deliver to the Bank the respective opinions referred to in Exhibit D.

9.12 Indemnity. Each of the Companies shall indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

9.13 Conditions Precedent to Subsequent Money Advances. The obligation of Bank to make any disbursement or advance subsequent to the initial disbursement or initial advance under the Loans, of any portion of any of the Loans is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

     (a) Compliance. Each of the Companies shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Agreement which are binding upon it.

     (b) Continuation of Representations and Warranties: The representations and warranties herein contained shall be true, with the same effect as though such representations and warranties had been made at the time of the making of such advance, and any request for an advance hereunder shall be deemed a representation and warranty of same.

     (c) Confirmation of Conditions Precedent: Each of the Companies shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.

9.14 Confidentiality. The Bank shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with the Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosure reasonably required by a participant in connection with the contemplated participation, or as required or requested by any governmental authority or representative thereof, or pursuant to legal process, or to its accountants, attorneys and other advisors and shall require any such participant to agree to comply with this Section 9.14.

10.  Index of Definitions.

              "Account Debtor" is defined in Section 2. 1.

              "Accounts" is defined in Section 4.1.

              "Accounts Payable Turnover Days" is defined in Section 6.22.

              "Accounts Receivable Turnover Days" is defined in Section 6.23.

              "Affiliate" is defined in Section 6.13.

              "Agreement" is defined in the preamble.

              "Average Daily Cost of Sales" is defined in Section 6.22.

              "Average Daily Sales" is defined in Section 6.23.

              "Bank" is defined in the preamble.

              "Benefit Plan" is defined in Section 5.13.

              "Borrower" and "Borrowers" are defined in the preamble.

              "Borrowing Base" is defined in Section 1.2.

              "Cash Collection Account" is defined in Section 4.4.

              "Centrum" is defined in the Preamble.

              "Change of Control" is defined in Section 8.1.

              "Collateral" is defined in Section 4.1.

              "Company" and "Companies" are defined in the preamble.

              "Contra" is defined in Section 2.1.

              "Control" is defined in Section 6.13.

              "Deposits" is defined in Section 4.1.

              "EBA" is defined in the preamble.

              "Eballoy" is defined in the preamble.

       "EBITDA" is defined in Section 6.16.

       "Eligible Accounts" is defined in Section 2.1.

       "Eligible Equipment" is defined in Section 2.5.

       "Eligible Equipment Availability" is defined in Section 1.2.

       "Eligible Material Content of WIP Inventory" is defined in Section 2.3.

       "Eligible Raw Materials Inventory" is defined in Section 2.2.

       "Employer" is defined in Section 5.13.

       "Environmental Laws" is defined in Section 5.15.

       "Equipment" is defined in Section 4.1.

       "ERISA" is defined in Section 5.13.

       "Event of Default" is defined in Section 8.1.

       "Financial Officer" is defined in Section 7.

       "Fixed Charges" is defined in Section 6.16.

       "GAAP" is defined in Section 9.6.

       "GE" is defined in Section 2.1.

       "Guarantor" and "Guarantors" is defined in the preamble.

       "Guarantor Collateral" is defined in Section 3.6.

       "Guaranties" is defined in Section 3.6.

       "Hazardous Substances" is defined in Section 5.15.

       "Intellectual Property" is defined in Section 4.1.

       "Interest Expense" is defined in Section 6.16.

       "IRB" is defined in Section 2.6.

       "Inventory" is defined in Section 4.1.

      "Inventory Turnover Days" is defined in Section 6.24.

      "Letters of Credit" is defined in Section 1.1.

      "Levy Appraisal" is defined in Section 2.5.

      "Loans" is defined in Section 1.1.

      "Maturity Date" is defined in Section 3.5.

      "Material Adverse Effect" is defined in Section 5.8.

      "Maximum Upstream Limit" is defined in Section 6.13.

      "MSC" is defined in the preamble.

      "MSI" is defined in the preamble.

      "MSI Loan" is defined in Section 6.13.

      "Multiemployer Plan" is defined in Section 5.13.

      "Net Income" is defined in Section 6.16.

      "Non-Recourse Guaranties" is defined in Section 3.6.

      "Non-Recourse Guarantor Collateral" is defined in Section 3.6.

      "Obligations" is defined in Section 4.1.

      "Other Collateral" is defined in Section 3.7.

      "Pending Default" is defined in Section 1.4.

      "PIDA Loan" is defined in Section 2.6.

      "Plan" is defined in Section 5.13.

      "Premises" is defined in Section 5.15.

      "Proceeds" is defined in Section 4.1.

      "Real Estate Collateral" is defined in Section 3.7.

      "Reimbursement Agreement" is defined in Section 1.3.

       "Revolving Loan" and "Revolving Loans" are defined in Section 1.1.

       "Rolled Ring Division Equipment" is defined in Section 2.5.

       "Tangible Net Worth" is defined in Section 6.14.

       "Term Loan" is defined in Section 1.1.

       "Total Liabilities" is defined in Section 6.15.

       "Transactions" is defined in Section 3.4.

       "Westinghouse" is defined in Section 2.1.

Each of the parties has signed this Agreement as of the date set forth in the preamble above.

                                        McINNES STEEL COMPANY

                                        By  /s/ Timothy M. Hunter
                                            --------------------------

                                        Its  Secretary/Treasurer
                                            --------------------------

                                        McINNES STEEL SERVICES, INC.

                                        By  /s/ Timothy M. Hunter
                                            --------------------------

                                        Its  Secretary/Treasurer
                                            --------------------------

                                        EBALLOY GLASS PRODUCTS COMPANY

                                        By  /s/ Timothy M. Hunter
                                            --------------------------
                                        Its  Secretary/Treasurer
                                            --------------------------

                                        ERIE BRONZE & ALUMINUM COMPANY

                                        By  /s/ Timothy M. Hunter
                                            --------------------------
                                        Its Secretary/Treasurer
                                            --------------------------

                                          McINNES INTERNATIONAL, INC.

                                          By  /s/ Timothy M. Hunter
                                             --------------------------
                                          Its  Secretary/Treasurer
                                             --------------------------

                                          CENTRUM INDUSTRIES, INC.

                                          By  /s/ George Wells
                                              --------------------------
                                          Its  President
                                              --------------------------

                                          THE HUNTINGTON NATIONAL BANK

                                          By  /s/ Bill T. Frazier
                                              --------------------------
                                          Its  Vice President
                                              --------------------------